ALLIANZ GLOBAL INVESTORS MANAGED ACCOUNTS TRUST

(Formerly, Fixed Income Shares)

AMENDMENT NO. 1 TO

THE THIRD AMENDED AND RESTATED AGREEMENT AND

DECLARATION OF TRUST

September 22, 2011

The undersigned, being at least a majority of the Trustees of Allianz Global Investors Managed Accounts Trust (the "Trust"), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust's Third Amended and Restated Agreement and Declaration of Trust (the "Declaration of Trust"), a copy of which is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, as follows:

1.Section 9 of Article VIII of the Declaration of Trust is hereby deleted in its entirety and replaced with the following language:

"Addresses. The address of the Trust is c/o Allianz Global Investors Fund Management LLC, 1633 Broadway, New York, NY 10019. The Trustees may change the address of the Trust to any location within or without The Commonwealth of Massachusetts as they shall determine in their sole discretion. The address of the Trustees is c/o Allianz Global Investors Fund Management LLC, 1633 Broadway, New York, NY 10019. The Trustees may change the address at which they are located as they shall determine in their sole discretion."

The foregoing amendment shall be effective as of the time it is filed with the Secretary of State of the Commonwealth of Massachusetts.

[THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the day and year first above written.

/s/ Paul Belica

Paul Belica

/s/ James A. Jacobson

James A. Jacobson

/s/ John C. Maney

John C. Maney

/s/ Alan Rappaport

Alan Rappaport

/s/ Bradford K. Gallagher

Bradford K. Gallagher

/s/ Hans W. Kertess

Hans W. Kertess

/s/ William B. Ogden, IV

William B. Ogden, IV

/s/ Deborah A. Zoullas

Deborah A. Zoullas

Signature page to the Amendment to the Declaration of Trust

27540298_1